FOR IMMEDIATE RELEASE		July 30, 2015
Media Contact: Analyst Contact:	Alan Bunnell, (602) 250-3376 Paul Mountain, (602) 250-4952
Website:	pinnaclewest.com

PINNACLE WEST REPORTS 2015 SECOND-QUARTER RESULTS

•	Quarterly results impacted by mild weather

•	O&M expenses remain flat as cost-management and operational efficiencies deliver bottom-line results

•	Full-year 2015 earnings guidance maintained

PHOENIX - Pinnacle West Capital Corp. (NYSE: PNW) today reported consolidated net income attributable to common shareholders of $122.9 million, or $1.10 per diluted share of common stock, for the quarter ended June 30, 2015. This result compares with earnings of $132.5 million, or $1.19 per share, in the same 2014 period. For both the 2015 and 2014 second-quarter periods, net income is the same as on-going earnings.

Mild weather, led by one of the coolest Mays on record, was a primary driver for lower quarterly results and reduced earnings by $0.06 per share compared to the year-ago period. The average high temperature in the 2015 second quarter was 94.2 degrees, while the average high temperature in the same period a year ago was 96.4 degrees. As a result, residential cooling degree-days (a measure of the effects of weather) were 9 percent lower than last year’s second quarter.

“Weather aside, we achieved results within our guidance range,” said Pinnacle West Chairman, President and Chief Executive Officer Don Brandt. “Our employees have demonstrated an ability to consistently control costs by keeping operations and maintenance expenses flat, while still providing top-tier reliability and customer service.”

As examples of the company’s operational excellence and quality customer service, respectively, Brandt cited the Palo Verde Nuclear Generating Station and the 2015 J.D. Power Residential Customer Satisfaction Study. For the third consecutive year, a refueling outage at Palo Verde was completed in less than 30 days. In the recent J.D. Power residential survey, APS improved its score in all six of the study’s key categories and ranked in the top quartile among 54 large investor-owned utilities.

In addition to the adverse weather variations, the 2015 second-quarter results comparison was negatively impacted by the following major factors:

•
Higher depreciation and amortization expenses largely associated with the Four Corners transaction reduced earnings by $0.07 per share. The depreciation and amortization variance excludes costs associated with the Palo Verde lease extensions which are offset in net income attributable to noncontrolling interests.

•	Lower transmission revenues negatively impacted earnings by $0.04 per share.

•	Expiration of a long-term wholesale contract at the end of 2014 decreased earnings by $0.02 per share.

•	And, the net effect of miscellaneous items decreased earnings $0.04 per share.

These factors were partially offset by the following items:

•
Adjustment mechanisms improved earnings by $0.10 per share compared to the 2014 second quarter. These adjustors included a Jan. 1, 2015, rate change reflecting acquisition of Southern California Edison’s interest in Units 4 and 5 of the Four Corners Power Plant and higher lost fixed cost recovery (LFCR) revenue.

•	Lower interest expense, net of AFUDC, contributed $0.04 per share compared with the prior-year period, primarily because of lower interest rates on new and refinanced debt.

Compared to the same quarter a year ago, weather-normalized retail sales improved 0.3 percent, while total customer growth increased 1.2 percent quarter-over-quarter.

Financial Outlook
For 2015, the Company continues to expect its on-going consolidated earnings will be within a range of $3.75 to $3.95 per diluted share, on a weather-normalized basis.

Longer-term, the Company’s goal is to achieve a consolidated earned return on average common equity of more than 9.5 percent annually through 2016.

Key factors and assumptions underlying the 2015 outlook can be found in the second-quarter 2015 earnings presentation slides on the Company’s website at pinnaclewest.com/investors.

Conference Call and Webcast
Pinnacle West invites interested parties to listen to the live webcast of management’s conference call to discuss the Company’s 2015 second-quarter results, as well as recent developments, at 12 noon ET (9 a.m. AZ time) today, July 30. The webcast can be accessed at pinnaclewest.com/presentations and will be available for replay on the website for 30 days. To access the live conference call by telephone, dial (877) 407-8035 or (201) 689-8035 for international callers. A replay of the call also will be available until 11:59 p.m. (ET), Thursday, Aug. 6, 2015, by calling (877) 660-6853 in the U.S. and Canada or (201) 612-7415 internationally and entering conference ID number 13612909.

General Information
Pinnacle West Capital Corp., an energy holding company based in Phoenix, has consolidated assets of about $15 billion, more than 6,400 megawatts of generating capacity and about 6,400 employees in Arizona and New Mexico. Through its principal subsidiary, Arizona Public Service, the Company provides retail electricity service to nearly 1.2 million Arizona homes and businesses. For more information about Pinnacle West, visit the Company’s website at pinnaclewest.com.

Dollar amounts in this news release are after income taxes. Earnings per share amounts are based on average diluted common shares outstanding. For more information on Pinnacle West’s operating statistics and earnings, please visit pinnaclewest.com/investors.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements based on our current expectations, including statements regarding our earnings guidance and financial outlook and goals. These forward-looking statements are often identified by words such as “estimate,” “predict,” “may,” “believe,” “plan,” “expect,” “require,” “intend,” “assume” and similar words. Because actual results may differ materially from expectations, we caution readers not to place undue reliance on these statements. A number of factors could cause future results to differ materially from historical results, or from outcomes currently expected or sought by Pinnacle West or APS. These factors include, but are not limited to:

•	our ability to manage capital expenditures and operations and maintenance costs while maintaining reliability and customer service levels;

•
variations in demand for electricity, including those due to weather, the general economy, customer and sales growth (or decline), and the effects of energy conservation measures and distributed generation;

•	power plant and transmission system performance and outages;

•	competition in retail and wholesale power markets;

•	regulatory and judicial decisions, developments and proceedings;

•	new legislation or regulation including those relating to environmental requirements, nuclear plant operations and potential deregulation of retail electric markets;

•	fuel and water supply availability;

•	our ability to achieve timely and adequate rate recovery of our costs, including returns on debt and equity capital;

•	our ability to meet renewable energy and energy efficiency mandates and recover related costs;

•	risks inherent in the operation of nuclear facilities, including spent fuel disposal uncertainty;

•	current and future economic conditions in Arizona, particularly in real estate markets;

•	the development of new technologies which may affect electric sales or delivery;

•	the cost of debt and equity capital and the ability to access capital markets when required;

•	environmental and other concerns surrounding coal-fired generation;

•	volatile fuel and purchased power costs;

•	the investment performance of the assets of our nuclear decommissioning trust, pension, and other postretirement benefit plans and the resulting impact on future funding requirements;

•	the liquidity of wholesale power markets and the use of derivative contracts in our business;

•	potential shortfalls in insurance coverage;

•	new accounting requirements or new interpretations of existing requirements;

•	generation, transmission and distribution facility and system conditions and operating costs;

•	the ability to meet the anticipated future need for additional baseload generation and associated transmission facilities in our region;

•
the willingness or ability of our counterparties, power plant participants and power plant land owners to meet contractual or other obligations or extend the rights for continued power plant operations; and

•	restrictions on dividends or other provisions in our credit agreements and Arizona Corporation Commission orders.

These and other factors are discussed in Risk Factors described in Part 1, Item 1A of the Pinnacle West/APS Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which readers should review carefully before placing any reliance on our financial statements or disclosures. Neither Pinnacle West nor APS assumes any obligation to update these statements, even if our internal estimates change, except as required by law.

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PINNACLE WEST CAPITAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(dollars and shares in thousands, except per share amounts)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30,		JUNE 30,
	2015	2014	2015	2014

Operating Revenues	$ 890,648	$ 906,264	$ 1,561,867	$ 1,592,515

Operating Expenses
Fuel and purchased power	281,477	290,854	504,714	540,640
Operations and maintenance	210,965	211,222	425,909	424,104
Depreciation and amortization	122,739	105,150	243,688	206,922
Taxes other than income taxes	43,032	44,004	86,248	89,849
Other expenses	462	921	1,651	1,717
Total	658,675	652,151	1,262,210	1,263,232

Operating Income	231,973	254,113	299,657	329,283

Other Income (Deductions)
Allowance for equity funds used during construction	9,345	7,499	18,569	14,941
Other income	175	2,781	410	5,148
Other expense	(2,609)	(508)	(6,895)	(5,192)
Total	6,911	9,772	12,084	14,897

Interest Expense
Interest charges	48,328	51,751	96,727	104,720
Allowance for borrowed funds used during construction	(4,322)	(3,790)	(8,538)	(7,560)
Total	44,006	47,961	88,189	97,160

Income Before Income Taxes	194,878	215,924	223,552	247,020

Income Taxes	67,371	74,540	75,318	80,945

Net Income	127,507	141,384	148,234	166,075

Less: Net income attributable to noncontrolling interests	4,605	8,926	9,210	17,851

Net Income Attributable To Common Shareholders	$ 122,902	$ 132,458	$ 139,024	$ 148,224

Weighted-Average Common Shares Outstanding - Basic	110,986	110,565	110,958	110,546

Weighted-Average Common Shares Outstanding - Diluted	111,460	111,002	111,426	110,925

Earnings Per Weighted-Average Common Share Outstanding
Net income attributable to common shareholders - basic	$ 1.11	$ 1.20	$ 1.25	$ 1.34
Net income attributable to common shareholders - diluted	$ 1.10	$ 1.19	$ 1.25	$ 1.34